EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-130214) and the Registration Statements on Form S-8 (Nos. 33-62825, 33-62827, 33-62829, 33-62831, 33-62833, 33-62835, 33-62837, 33-62839, 33-62841, 33-62943, 33-63249, 333-03275, 333-03277, 333-118732, 333-19241, 333-77615, 333-59854, 333-108384, 333-133434, 333-135893, 333-135894 and 333-135897) of Burlington Northern Santa Fe Corporation of our report dated February 13, 2007, except as described in Note 2 as to which the date is May 22, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Fort Worth, Texas

May 22, 2007